Exhibit 10.4

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”), dated as of July 24, 2024, is entered into by and between Lineage Logistics Holdings, LLC, a Delaware limited liability company (the “Company”), and Bay Grove Management Company, LLC, a Delaware limited liability company (“Bay Grove”). The Company and Bay Grove are each referred to herein individually as a “Party” and, collectively, as the “Parties.”

RECITALS

WHEREAS, as the founder and owner-operator of the Company and its indirect parent Lineage, Inc. (“Lineage REIT” and together with its direct and indirect subsidiaries, including the Company, “Lineage”), Bay Grove and its Affiliates (as defined below) have historically provided Lineage with services supporting capital deployment and mergers and acquisitions activity; and

WHEREAS, following the initial public offering of Lineage REIT, Bay Grove will cease to serve as owner-operator of Lineage and Bay Grove’s functions as owner-operator will be internalized into Lineage; and

WHEREAS, the Company and Bay Grove desire to provide for a three-year period of transitional support services from Bay Grove to the Company in support of Lineage’s capital deployment and mergers and acquisitions activity to ensure the successful internalization into the Company of these services historically provided by Bay Grove.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing recitals and the covenants and conditions herein set forth, the Parties hereto agree as follows:

Section 1. Appointment. The Company hereby appoints Bay Grove to render the services described in Section 2 hereof on the terms and conditions set forth in this Agreement.

Section 2. Services.

(a) Transition Services. The Company hereby engages Bay Grove to provide to the Company, by and through such of Bay Grove’s officers, employees, agents, representatives and Affiliates as Bay Grove, in its sole discretion, shall designate (the “Bay Grove Designees”), services supporting Lineage’s capital deployment and mergers and acquisitions activity (the “Transition Services”). In providing the Transition Services or otherwise, Bay Grove shall not be deemed to be acting in concert with Lineage, including, without limitation, for purposes of any Lineage entity’s compliance with any and all consent decrees to which the Company is party or may be party in the future. As used herein, the term “Affiliate” of any specified person or entity means any person or entity controlling, controlled by or under common control with such specified person or entity. Nothing herein shall require Bay Grove to engage in any activities as a broker-dealer or investment adviser under the laws of any jurisdiction in which it performs services.

(b) Additional Services. The Company may request, by written notice to Bay Grove, that Bay Grove provide additional services that are not specifically identified in this Agreement. Bay Grove is under no obligation to provide or perform any additional services requested by the Company but may elect in its sole discretion whether to perform such additional services. If Bay Grove elects in writing to perform any such additional services, such services shall be deemed to be “Transition Services” for purposes of this Agreement. It is acknowledged and agreed that if Bay Grove elects in writing to perform any such additional services, Bay Grove will be entitled to additional compensation, as set forth in Section 3(b) below.

(c) Level of Service. Bay Grove shall use commercially reasonable efforts to perform the Transition Services in the manner and at a relative level of service substantially similar to that provided by Bay Grove with respect to Lineage during the one-year prior to the initial closing of Lineage’s initial public offering (the “Closing”); provided, however, that except as it relates to temperature controlled warehousing and/or logistics outside of Latin America, nothing in this Agreement shall require Bay Grove to favor the Company or its Affiliates over Bay Grove’s own business operations or those of its Affiliates as to the provision of any Transition Service.

(d) Use of Services. The Transition Services shall be used by the Company and its Affiliates exclusively in connection with their conduct of their business and only for substantially the same purpose and in substantially the same manner as Lineage used such services immediately prior to the Closing. The Company shall not, and shall not permit its Affiliates or any of their respective employees or agents to, resell or provide any Transition Services to or for the benefit of any third party or permit the use of any Transition Services by or for the benefit of any third party.

(e) Cooperation, Access and Oversight. The Company and its Affiliates shall (i) provide Bay Grove and the Bay Grove Designees or such other person providing the Transition Services with all necessary access to the facilities in which the Company or its Affiliates operate to perform the Transition Services, (ii) make available on a timely basis to Bay Grove and the Bay Grove Designees or such other person providing the Transition Services, all information, personnel, systems, servers and materials reasonably requested by such person to enable it to provide the Transition Services and (iii) obtain and maintain all telecommunications, data and network connections, hardware and other equipment, licenses, sublicenses, leases and contracts (other than any of the foregoing that are provided to the Company or its Affiliates as Transition Services hereunder) necessary to enable Bay Grove and the Bay Grove Designees or such other person providing the Transition Services to provide the Transition Services. Each Party and its Affiliates shall (i) adhere to the policies of the other Party with respect to the protection of proprietary information and other policies regarding the use of information technology resources, to the extent relevant to the Transition Services provided and (ii) maintain reasonably appropriate technical and organizational security measures designed to ensure that the other Party’s data, including customer data and non-public personal information, is protected against loss, destruction, damage, and unauthorized access, use, modification, disclosure, and other misuse of such data. Bay Grove and the Bay Grove Designees shall be entitled to rely on any instructions or other information provided by the Company or its Affiliates and Bay Grove shall not be in breach of or in default under this Agreement as a result of any such reliance; provided that no such instructions shall expand the obligations of Bay Grove or the Bay Grove Designees hereunder. Bay Grove and the Bay Grove Designees shall be excused from their obligation to perform, or cause to be performed, a Transition Service if and to the extent that such failure to perform, or cause to be performed, such Transition Service was due to the Company’s or an Affiliate of the Company’s failure to perform its responsibilities under this Agreement.

Section 3. Fees.

(a) Annual Fee. In consideration of the performance of the Transition Services contemplated by Section 2(a) hereof, the Company agrees to pay to Bay Grove (or its designee) a non-refundable and non-cancelable annual fee of $8,000,000 in cash (the “Annual Fee”) for a period of three years until the third anniversary of the Closing. The Annual Fee shall be payable in quarterly installments in advance on each January 1, April 1, July 1 and October 1 of each year, and in the case of the first installment, on the date of this Agreement; provided, however, that any payment for any period other than a full quarterly period (including the period covered by the first installment) shall be adjusted on a pro rata basis according to the actual number of days elapsed during such period.

(b) Fees for Additional Services. In consideration of any services, other than the Transition Services, that may be provided by Bay Grove to the Company from time to time during the term of this Agreement, Bay Grove shall be entitled to receive such additional compensation as agreed upon by the Company and Bay Grove.

(c) Taxes. Any and all payments required to be made to Bay Grove (or its designee) hereunder shall be made free and clear of, and without deduction for, any federal, state, local, foreign or other taxes, duties and assessments in the nature of a tax imposed by a governmental entity or tax authority (“Taxes”), other than any (A) Taxes imposed with respect to Bay Grove’s net income or branch profits (x) in any jurisdiction in which Bay Grove is organized or in which its principal office is located, or (y) as a result of any other present or former connection between Bay Grove and the jurisdiction imposing such Taxes, (B) property taxes and (C) employment/social security taxes (such Taxes described in clauses (A) through (C), collectively, “Excluded Taxes”); provided, however, that, if the Company shall be required by applicable law to deduct any Taxes from any payment hereunder, (i) to the extent such Taxes are not Excluded Taxes, such payment shall be increased as necessary so that, after making all required deductions (including deductions applicable to additional amounts payable under this Section 3(c)), Bay Grove receives payments equal to the amount it would have received had no such deductions been made, (ii) the Company shall make such deductions and (iii) the Company shall pay the full amount deducted to the relevant governmental authority in accordance with applicable law. Bay Grove has provided to the Company an IRS Form W-9 prior to or simultaneously with the execution of this Agreement and shall provide an IRS Form W-9 for future years at such times reasonably requested by the Company.

Section 4. Out-of-Pocket Expenses. In addition to the compensation payable to Bay Grove pursuant to Section 3 hereof, the Company shall, promptly at the request of Bay Grove, reimburse Bay Grove for, or at Bay Grove’s request, pay directly on Bay Grove’s behalf, the Out-of-Pocket Expenses. For the purposes of this Agreement, the term “Out-of-Pocket Expenses” shall mean all out-of-pocket expenses that are incurred or accrued by or on behalf of Bay Grove or its Affiliates in connection with the performance of the Transition Services or any other services provided under this Agreement, whether incurred or accrued (or, in the case of such expenses that are incurred or accrued by way of allocation, that are allocated in the good faith judgment of Bay Grove) before or after the termination of this Agreement, including, without limitation, (i) costs, fees, expenses and disbursements of any counsel, consultants, investment bankers, accountants, financial advisors, tax support, appraiser, retainer, finder, adviser, custodian, depositary, transfer agent, disbursal, brokerage, registration, legal, compliance, trading, settlement, client relations, auditing, banking or other independent professionals or organizations, and other costs, fees and expenses for support services outsourced to third party service providers, (ii) costs of any outside services or independent contractors such as financial printers, couriers, business publications or similar services, (iii) costs associated with preparation of any financial reports, costs of regulatory filings and costs of reporting to authorities in any jurisdiction, (iv) telephone calls, word processing expenses or any similar third-party expense not associated with Bay Grove’s ordinary operating overhead, (v) research and software expenses, and other expenses incurred in connection with data services providing price feeds, news feeds, securities and company information, and company fundamental data and costs, fees and expenses for other third party research, news, industry information, analytics and expert networks/research resources, (vi) appraisal and valuation costs, fees and expenses, including costs, fees and expenses of independent appraisal or valuation services or third party vendor price quotations, (vii) costs, fees and expenses that are classified as extraordinary expenses under generally accepted accounting principles, (viii) costs, fees and premiums and fees for insurance (including insurance that benefits, directly or indirectly, Bay Grove or any of its shareholders, partners, members, officers, directors, employees, agents or Affiliates), including errors and omissions insurance, (ix) governmental charges, fees and duties, (x) damages and other costs, fees and expenses relating to litigation, settlements or other matters that are the subject of the indemnification rights, (xi) sales, leasing and brokerage commissions, development fees, loan servicing fees and other costs, fees and expenses incurred in connection with assets, (xii) transportation, per diem, travel, meals, entertainment and related expenses associated with any of the foregoing, which may include business or first class airfare and private air travel with third party providers not affiliated with Bay Grove and (xiii) BG Aircraft Expenses.

As used herein, “BG Aircraft Expenses” shall mean the expenses reimbursable by the Company to Bay Grove Capital LLC pursuant to the Aircraft Time Sharing Agreement, dated as of July 24, 2024, by and between Bay Grove Capital LLC and the Company.

All reimbursements for Out-of-Pocket Expenses shall be made promptly upon presentation by Bay Grove to the Company of an invoice from Bay Grove in connection therewith.

Section 5. Direction of Employees. Bay Grove shall be solely responsible for all salary, wages, bonuses, employment, payroll and other benefits of and liabilities owed to (including severance and worker’s compensation and the withholding and payment of applicable taxes relating to such employment), and compliance with immigration and visa laws and requirements in respect of, its personnel assigned to perform the Transition Services on behalf of Bay Grove. In performing their respective duties hereunder, all personnel engaged in providing Transition Services shall be under the direction, control and supervision of Bay Grove, and Bay Grove shall have the sole right to exercise all authority with respect to the employment (including termination of employment), assignment and compensation of such personnel. The employees of Bay Grove engaged in providing Transition Services shall not, by virtue thereof, become employees of the Company.

Section 6. Term and Termination.

(a) Term. This Agreement will be effective from the date hereof and will terminate on the earlier to occur of (i) the date on which this Agreement is terminated pursuant to Section 6(b) and (ii) the third anniversary of the Closing. The date on which this Agreement is terminated is referred to herein as the “Termination Date.”

(b) Termination of Agreement.

(i) This Agreement may be terminated at any time by the mutual written consent of Bay Grove and the Company.

(ii) The Company may terminate this Agreement with immediate effect by written notice to Bay Grove at any time after Cause has occurred. “Cause” means that each of the following has occurred: (A) either (1) Adam Forste or Kevin Marchetti (each, a “Bay Grove Principal”), but only if such Bay Grove Principal then remains an active manager of Bay Grove, has been convicted of, or has made a plea of guilty or nolo contendere to, a felony involving fraud, embezzlement or a similar misappropriation of funds in each case in connection with the business of Lineage, (2) Bay Grove has been convicted of, or has made a plea of guilty or nolo contendere to, a felony involving fraud, embezzlement or a similar misappropriation of funds in which either of the Bay Grove Principals is found to have been personally culpable (but only if such Bay Grove Principal then remains an active manager of Bay Grove or otherwise in control (including joint control with the other Bay Grove Principal) of Bay Grove), (3) a court of competent jurisdiction has adjudicated in a final judgment that a Bay Grove Principal (but only if such Bay Grove Principal then remains an active manager of Bay Grove or otherwise in control (including joint control with the other Bay Grove Principal) of Bay Grove) has, in the provision of Bay Grove’s services to the Company and in the performance of his duties and obligations in connection therewith, engaged in uncured willful misconduct after written notice thereof and a minimum of 45 days to cure (if curable), and that such willful misconduct has had a sustained and continuing material adverse impact on Lineage, taken as a whole, or (4) a court of competent jurisdiction has adjudicated in a final judgment in which either of the Bay Grove Principals is found to have been personally culpable (but only if such Bay Grove Principal then remains an active manager of Bay Grove or otherwise in control (including joint control with the other Bay Grove Principal) of Bay Grove) that Bay Grove has, in the provision of Bay Grove’s services to the Company and in the performance of its duties and obligations in connection therewith, engaged in uncured willful misconduct after written notice thereof and a minimum of 45 days to cure (if curable), and that such willful misconduct has had a sustained and continuing material adverse impact on Lineage, taken as a whole; and (B) Bay Grove has not terminated such Bay Grove Principal’s involvement in the Transition Services and caused such Bay Grove Principal to no longer control (including jointly control) Bay Grove on or prior to 60 days after the date of such conviction, plea or adjudication.

(c) Effect of Termination. Upon the termination of this Agreement, all rights and obligations of each of the Company and Bay Grove shall immediately cease and terminate, and no Party shall have any further obligation to the other Party with respect to this Agreement, except that (i) the rights and obligations in Sections 5 through 17 of this Agreement shall survive termination of this Agreement with respect to matters arising before or after such termination without regard to the termination of this Agreement and (ii) the Company shall, on the terms set forth in Section 4 of this Agreement, remain responsible for reimbursing Bay Grove for any Out-of-Pocket Expenses incurred or accrued by or on behalf of any Bay Grove Related Party (as defined below), whether incurred or accrued prior to or after the termination of this Agreement, as a result of the provision of any Transition Services prior to the termination of this Agreement. For the avoidance of doubt, termination of this Agreement will not relieve any Party from liability for any breach of this Agreement at or prior to such termination.

Section 7. Proprietary Rights; Insurance.

(a) Intellectual Property.

(i) Any software, development tools, know-how, methodologies, processes, technologies, algorithms or other intellectual property (collectively, “Intellectual Property”) owned by Bay Grove or any of its Affiliates and which may during the term of this Agreement be operated or used by Bay Grove or its Affiliates in connection with the performance of the Transition Services hereunder or by the Company or its Affiliates in connection with the receipt of the Transition Services hereunder, shall remain Bay Grove’s or such Affiliate of Bay Grove’s property and neither the Company nor its Affiliates shall have any rights or interests therein, except as provided in the immediately following sentence. Bay Grove hereby grants to the Company and its Affiliates, solely in respect of the Transition Services and during the term of this Agreement as provided in Section 6(a), a non-exclusive, non-transferable, non-sublicensable, royalty-free license to access and use such Intellectual Property owned by Bay Grove and made available to the Company and its Affiliates hereunder, as necessary for the Company and its Affiliates to receive the Transition Services in accordance with this Agreement. Bay Grove shall not be required to grant any right in respect of Intellectual Property owned by a third party or to provide any Transition Service contemplated in connection therewith if, after using commercially reasonable efforts, Bay Grove is unable to obtain any necessary consent of the applicable third party to such grant.

(ii) Any Intellectual Property owned by the Company or any of its Affiliates and which may during the term of this Agreement be operated or used by Bay Grove or its Affiliates in connection with the performance of the Transition Services hereunder or by the Company or its Affiliates in connection with the receipt of the Transition Services hereunder, shall remain the Company’s or such Affiliate of the Company’s property and neither Bay Grove nor its Affiliates shall have any rights or interests therein, except as provided in the immediately following sentence. The Company hereby grants to Bay Grove and its Affiliates, solely in respect of the Transition Services and during the term of this Agreement as provided in Section 6(a), a non-exclusive, non-transferable, non-sublicensable, royalty-free license to access and use such Intellectual Property owned by the Company and made available to Bay Grove and its Affiliates hereunder, as necessary for Bay Grove and its Affiliates to provide the Transition Services in accordance with this Agreement. The Company shall not be required to grant any right in respect of Intellectual Property owned by a third party or to provide any Transition Service contemplated in connection therewith if, after using commercially reasonable efforts, the Company is unable to obtain any necessary consent of the applicable third party to such grant.

(b) Insurance. During the term of this Agreement as provided in Section 6(a) and for a period of five years following the Termination Date, the Company shall, at its sole cost and expense, procure and maintain insurance customary and typical for its business and operations (inclusive of the Transition Services provided pursuant to this Agreement), including general liability, directors and officers liability, automobile liability, umbrella liability and property liability policies, and shall name Bay Grove and its Affiliates as additional insureds. The Company insurance policies shall be the insurance of first resort. The Company shall use best efforts to have each insurance policy maintained hereunder include a waiver of any rights of subrogation against Bay Grove and its Affiliates.

Section 8. Disclaimer, Limitation on Warranty and Limitation of Liability; Opportunities.

(a) Disclaimer; Standard of Care. None of Bay Grove, any Bay Grove Designee or any Bay Grove Related Party makes any representations or warranties, express or implied, in respect of the services to be provided by Bay Grove or the Bay Grove Designees hereunder. In no event will Bay Grove, any Bay Grove Designee or any of their respective former, current or future partners, members, stockholders, Affiliates, associates, officers, directors, employees, controlling persons, agents or representatives, or any former, current or future partners, members, stockholders, Affiliates, associates, officers, directors, employees, controlling persons, agents or representatives of the foregoing (together with Bay Grove and the Bay Grove Designees, the “Bay Grove Related Parties”) be liable to the Company or any of its Affiliates for any act, alleged act, omission or alleged omission that does not constitute actual fraud, gross negligence or willful misconduct of such Bay Grove Related Party, as determined by a final, non-appealable determination of a court of competent jurisdiction.

(b) Limitation on Warranty. The Company hereby acknowledges and agrees that Bay Grove Related Parties are not in the business of providing Transition Services. Bay Grove has agreed to provide the Transition Services hereunder solely as an accommodation to the Company and its Affiliates and such Transition Services are provided on an “as-is, where-is” basis and in the manner provided in this Agreement. Except as expressly set forth in this Agreement, none of the Bay Grove Related Parties makes, nor is the Company relying on, any representation or warranty of any kind whatsoever (including by omission), express or implied, written or oral, at law or in equity, with respect to the Transition Services, the subject matter of this Agreement or any information or materials provided to the Company or any of its Affiliates (including any policies and procedures of any Bay Grove Related Party), including any warranty of merchantability, fitness for any particular purpose or use, title or non-infringement, accuracy, availability, timeliness, completeness or the results to be obtained from such Transition Services, and the Bay Grove Related Parties hereby disclaim the same.

(c) Limitation of Liability.

(i) Notwithstanding any provision of this Agreement to the contrary, under no circumstances shall any Bay Grove Related Party be liable to the Company or any of its Affiliates for incidental, exemplary, special, punitive, indirect or consequential damages of any kind, including any damages arising from business interruption, diminution of value, increased insurance premiums or lost profits and losses based upon any multiplier of earnings, including earnings before interest, depreciation or amortization, or any other valuation metric, arising under or relating to this Agreement or the subject matter hereof, regardless of whether such damages are based in contract, breach of warranty, tort, negligence or any other theory, and regardless of whether any Bay Grove Related Party has been advised of, knew of, or should have known of the possibility of such damages.

(ii) The Company acknowledges that none of the Bay Grove Related Parties are in the business of providing services of the type contemplated by this Agreement, and that the Transition Services are to be provided on a temporary basis. Accordingly, notwithstanding anything to the contrary contained herein, Bay Grove’s maximum liability to the Company and any other Party arising under or in relation to this Agreement or any of the Transition Services provided hereunder shall be limited to an amount equal to the aggregate Annual Fees actually paid to Bay Grove during the term of this Agreement.

(d) Accuracy of Information. The Company shall furnish or cause to be furnished to Bay Grove such information as Bay Grove believes reasonably appropriate to render the services contemplated by this Agreement (all such information so furnished, the “Information”). The Company recognizes and agrees that Bay Grove (i) will use and rely primarily on the Information and on information available from generally recognized public sources in performing the services contemplated by this Agreement without having independently verified the same, (ii) does not assume responsibility for the accuracy or completeness of the Information and such other information and (iii) is entitled to rely upon the Information without independent verification.

Section 9. Indemnification.

(a) The Company agrees, and agrees to cause each subsidiary of the Company to jointly and severally indemnify, defend, exonerate and hold harmless, to the fullest extent permitted by applicable law, the Bay Grove Related Parties from and against any and all actions, causes of action, suits, proceedings, claims or threatened claims, liabilities, losses, damages, costs and expenses (including, without limitation reasonable and documented attorneys’, accountants’ and consultants’ fees, expenses and disbursements), but excluding any Excluded Taxes, incurred by the Bay Grove Related Parties or any of them before, on or after the date of this Agreement, arising out of, incurred in connection with or as a result of, or in any way relating to, (i) this Agreement, (ii) services provided by Bay Grove or any Bay Grove Designee to the Company or any of its subsidiaries from time to time pursuant to this Agreement or (iii) the exercise, enforcement or preservation of any rights or remedies under this Agreement (collectively, the “Indemnified Liabilities”); provided that the foregoing indemnification rights will not be available to the extent that a court of competent jurisdiction determines by final non-appealable judgment or order that such Indemnified Liabilities arose on account of such Bay Grove Related Party’s actual fraud, gross negligence or willful misconduct; and provided, further, that if and to the extent that the foregoing right to indemnification may be unavailable or unenforceable for any reason (other than the actual fraud, gross negligence or willful misconduct of any Bay Grove Related Party referred to above), the Company hereby agrees to make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities which is permissible under applicable law. The Company shall be obligated to pay in cash promptly, and in any event within fifteen (15) days, all expenses and other costs incident to any actual or threatened claim, lawsuit or other proceeding, including those incurred in defending any civil or criminal action arising out of or relating to any event or circumstance to which this Section 9 shall apply, upon receipt of an undertaking by or on behalf of the Bay Grove Related Parties to repay such amount if it be later determined in accordance with this Section 9 that such Bay Grove Related Party was not entitled to indemnification (whether hereunder or otherwise).

(b) The Company will reimburse any Bay Grove Related Party for all reasonable costs and expenses (including reasonable attorneys’ fees and expenses and any other litigation-related expenses) as they are incurred in connection with investigating, preparing, pursuing, defending or assisting in the defense of any action, claim, suit, investigation or proceeding for which the Bay Grove Related Party would be entitled to indemnification under the terms of Section 9(a), or any action or proceeding arising therefrom, whether or not such Bay Grove Related Party is a formal party thereto. The Company agrees that it will not, without the prior written consent of the Bay Grove Related Party, settle, compromise or consent to the entry of any judgment in any pending or threatened claim, action or proceeding relating to the matters contemplated hereby (if any Bay Grove Related Party is a party thereto or has been threatened to be made a party thereto) unless such settlement, compromise or consent includes an unconditional release of the Bay Grove Related Party from all liability, without future obligation or prohibition on the part of the Bay Grove Related Party, arising or that may arise out of such claim, action or proceeding, and does not contain an admission of guilt or liability on the part of the Bay Grove Related Party.

(c) Notwithstanding the foregoing, the Company shall not be liable to any Bay Grove Related Party in respect of any Indemnified Liabilities (or any related costs and expenses) to a Bay Grove Related Party to the extent the same is determined, in a final non-appealable judgment by a court having jurisdiction, to have resulted solely from the actual fraud, gross negligence or willful misconduct of such Bay Grove Related Party. An adverse judgment or plea of nolo contendere shall not, of itself, create a presumption that any Bay Grove Related Party committed actual fraud, gross negligence or willful misconduct.

(d) The rights of any Bay Grove Related Party to indemnification hereunder will be in addition to any other rights any such person may have under any other agreement or instrument referenced above or any other agreement or instrument to which such Bay Grove Related Party is or becomes a party or is or otherwise becomes a beneficiary or under law or regulation. The Company hereby acknowledges that each Bay Grove Related Party may have certain rights to indemnification, advancement of expenses and/or insurance provided by one or more persons or entities with whom or which such Bay Grove Related Party may be associated (including, without limitation, any other Bay Grove Related Party). The Company hereby acknowledges and agrees that (i) the Company shall be the indemnitor of first resort with respect to any Indemnified Liability, (ii) the Company shall be primarily liable for all Indemnified Liabilities and any indemnification afforded to any Bay Grove Related Party in respect of any Indemnified Liabilities, whether created by law, organizational or constituent documents, contract (including this Agreement) or otherwise, (iii) any obligation of any other person or entity with whom or which any Bay Grove Related Party may be associated (including, without limitation, BG Lineage Holdings, LLC or any other Bay Grove Related Party) to indemnify such Bay Grove Related Party and/or advance expenses to such Bay Grove Related Party in respect of any proceeding shall be secondary to the obligations of the Company hereunder, (iv) the Company shall be required to indemnify each Bay Grove Related Party and advance expenses to each Bay Grove Related Party hereunder to the fullest extent provided herein without regard to any rights such Bay Grove Related Party may have against any other person or entity with whom or which such Bay Grove Related Party may be associated (including, without limitation, any other Bay Grove Related Party) or insurer of any such person or entity and (v) the Company (on behalf of itself and its insurers) irrevocably waives, relinquishes and releases any other person or entity with whom or which any Bay Grove Related Party may be associated from any claim of contribution, subrogation or any other recovery of any kind in respect of amounts paid by the Company hereunder. In the event any other person or entity with whom or which any Bay Grove Related Party may be associated (including, without limitation, any other Bay Grove Related Party) or their insurers advances or extinguishes any liability or loss which is the subject of any Indemnified Liability owed by the Company or payable under any insurance policy provided under this Agreement, the payor shall have a right of subrogation against the Company or its insurer or insurers for all amounts so paid which would otherwise be payable by the Company or its insurer or insurers under this Agreement. In no event will payment of an Indemnified Liability under this Agreement by any other person or entity with whom or which any Bay Grove Related Party may be associated (including, without limitation, other Bay Grove Related Parties) or their insurers affect the obligations of the Company hereunder or shift primary liability for any Indemnified Liability to any other person or entity with whom or which such Bay Grove Related Party may be associated (including, without limitation, any other Bay Grove Related Party).

(e) The indemnity rights provided to the Bay Grove Related Parties under this Agreement are cumulative with, and do not supersede any other indemnification rights such Bay Grove Related Parties would have at common law or under any other agreement or arrangement and shall remain in full force and effect following any termination of the services hereunder or this Agreement.

(f) If for any reason (other than the actual fraud, gross negligence or willful misconduct of a Bay Grove Related Party referred to above) the foregoing indemnification is unavailable to any Bay Grove Related Party or insufficient to hold it harmless as and to the extent contemplated by Section 9(a), then the Company shall make the maximum contribution to the payment and satisfaction of each of the liabilities of each Bay Grove Related Party which is permissible under applicable law.

Section 10. Amendments and Waivers.

No amendment or waiver of any provision of this Agreement, or consent to any departure by either Party from any such provision, shall be effective unless the same shall be in writing and signed by the Parties to this Agreement, and, in any case, such amendment, waiver or consent shall be effective only in the specific instance and for the specific purpose for which given. The waiver by any Party of any breach of this Agreement shall not operate as or be construed to be a waiver by such Party of any subsequent breach.

Section 11. Assignment; Third-Party Beneficiaries. This Agreement and the rights of the Parties hereunder may not be assigned without the prior written consent of the Parties hereto; provided, however, that Bay Grove may assign or transfer all or a portion of its rights, duties, obligations or interests hereunder to one or more of its controlling Affiliates at the sole discretion of Bay Grove. Subject to the foregoing, the provisions of this Agreement will be binding upon and inure to the benefit of the Parties hereto and their respective successors and assigns. Subject to the next sentence, no person or party other than the Parties hereto and their respective successors or permitted assigns is intended to be a beneficiary of this Agreement. The Parties acknowledge and agree that each of the Bay Grove Related Parties shall be third-party beneficiaries with respect to Sections 8 and 9 hereof, in each case entitled to enforce such provisions as though each such Bay Grove Related Party were a party to this Agreement.

Section 12. Notices. Any and all notices hereunder shall be deemed duly given when delivered by registered or certified mail (postage prepaid), email, overnight courier or hand delivery to the Parties at the following addresses (or such different addresses as are specified by a Party for itself by notice to the other Party in accordance with this Section 12):

If to Bay Grove:	Bay Grove Management Company, LLC 801 Montgomery Street, Floor 5 San Francisco, California 94133 Attention: Legal Department Email: notices@bay-grove.com

If to the Company:	Lineage, Inc. 46500 Humboldt Drive Novi, Michigan 48377 Attention: Legal Department Email: legalnotice@onelineage.com

Section 13. Entire Agreement. This Agreement shall constitute the entire agreement between the Parties with respect to the subject matter hereof, and shall supersede all previous oral and written (and all contemporaneous oral) negotiations, commitments, agreements and understandings relating hereto.

Section 14. Governing Law; Consent to Jurisdiction; Waiver of Jury Trial.

(a) Governing Law(a) . This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of New York.

(b) Consent to Jurisdiction(b) . EACH OF THE PARTIES HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE STATE OF NEW YORK AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT SHALL BE LITIGATED IN SUCH COURTS. EACH OF THE PARTIES HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY FINAL AND NONAPPEALABLE JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT. EACH OF THE PARTIES HERETO FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF VIA OVERNIGHT COURIER,

TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, SUCH SERVICE TO BECOME EFFECTIVE FOURTEEN CALENDAR DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF EITHER PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW OR TO OBTAIN JURISDICTION OVER OR TO BRING ACTIONS, SUITS OR PROCEEDINGS AGAINST THE OTHER PARTY HERETO IN SUCH OTHER JURISDICTIONS, AND IN SUCH MANNER, AS MAY BE PERMITTED BY ANY APPLICABLE LAW.

(c) Waiver of Jury Trial(c) . THE PARTIES HERETO WAIVE ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, SUIT OR PROCEEDING BROUGHT TO ENFORCE OR DEFEND ANY RIGHTS OR REMEDIES UNDER THIS AGREEMENT.

Section 15. Counterparts; Electronic Signatures. This Agreement may be executed in two or more counterparts, and by different Parties on separate counterparts. Each set of counterparts showing execution by all Parties shall be deemed an original, and shall constitute one and the same instrument. The words “execution,” “signed,” “signature,” and words of like import in this Agreement shall include images of manually executed signatures transmitted by electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

Section 16. Severability. If any provision or provisions of this Agreement shall be held to be invalid or unenforceable, the validity, legality and enforceability of the remaining provisions hereof shall not in any way be affected or impaired thereby.

Section 17. Independent Contractor. In providing services to the Company, Bay Grove will act as an independent contractor, and it is expressly understood and agreed that this Agreement is not intended to create, and does not create, any partnership, agency, joint venture or similar relationship and that neither Bay Grove, on the one hand, nor the Company, on the other hand, has the right or ability to contract for or on behalf of the other Party respectively, or to effect any transaction for the account of the other Party, respectively.

[Signature Page Follows]

IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed and delivered by their duly authorized officers or agents as of the date first referenced above.

BAY GROVE MANAGEMENT COMPANY, LLC

By:	/s/ Adam Forste
Name:	Adam Forste
Title:	Authorized Person

LINEAGE LOGISTICS HOLDINGS, LLC

By:	Lineage OP, LP
Its:	Managing Member

By:	Lineage, Inc.
Its:	General Partner

By:	/s/ Adam Forste
Name:	Adam Forste
Title:	Co-Executive Chairman

[Signature Page to Transition Services Agreement]